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                                                                    Exhibit 3.21

                            CERTIFICATE OF FORMATION
                                       OF
                                 GOODBAR LLC II

1.       NAME. The name of the limited liability company is Goodbar LLC II.

2. REGISTERED OFFICE AND AGENT. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. AUTHORIZED PERSON. The name and address of the authorized person is Richard B. Goldstein, Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004. The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Goodbar LLC II this 22nd day of January, 2001.


                                            /s/ RICHARD B. GOLDSTEIN
                                            -------------------------------
                                            Richard B. Goldstein
                                            Authorized Person